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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20459

                                    FORM 8-K
                                 CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported) October 24, 1997



                            CREDIT DEPOT CORPORATION
                            ------------------------
             (Exact name of registrant as specified in its charter)



      Delaware                       0-19420                 58-1909265
      --------                       -------                 ----------

  (State or other                (Commission file         (I.R.S. Employer
  jurisdiction of                    number)            Identification No.)
  incorporation or
  organization)

                              700 Wachovia Center
                              Gainesville, Georgia
                              --------------------
                    (Address of principal executive offices)

                                     30501
                                     -----
                                   (Zip code)


                                 (770) 531-9927
                                 --------------
              (Registrant's telephone number, including area code)














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ITEM 5. OTHER EVENTS

         At a Special Meeting of Shareholders held on October 24, 1997, a majority of the common shareholders of Credit Depot Corporation (the "Company") approved an Amendment to the Certificate of Incorporation effecting a reverse stock split in which each five shares of issued common stock, par value $.001 per share, of the Company, whether issued and outstanding or held in treasury, was reclassified and changed into one share of common stock, par value $.001 per share, of the Company. This reverse stock split was effected on October 29, 1997. The Company's Common Stock, adjusted for the reverse split, will trade under the ticker symbol LENDD for 20 days, at which time the stock will again trade under the LEND symbol.

         At a Board of Directors Meeting held October 24, 1997, the Company accepted conversion offers tendered by holders of 10% Convertible Secured Notes (the "Notes") and 9% Convertible Preferred Stock (the "Preferred Stock"). Of the $8,140,000 of Notes outstanding, holders representing $6,970,000 of Notes elected to convert their security to Common Stock of the Company at a conversion rate of $0.50 per share. Of the $6,300,000 or 315,000 shares of Preferred Stock outstanding, holders representing $6,233,320 or 311,666 shares of Preferred Stock elected to convert their security to Common Stock of the Company at a conversion rate of $0.65 per share.

         The conversion of Notes and Preferred Stock will add 23,529,723 shares of Common Stock to the 4,072,861 existing shares of Common Stock outstanding, resulting in a total of 27,602,584 shares issued and outstanding, which amounts to 5,520,517 shares of Common Stock after giving effect to the reverse stock split. The effect on the Company's financial statements is estimated to be as follows:

         Statements of Cash Flows - No additional cash was received as a result of the conversion of securities. Estimated cash expenses of $125,000 in the form of legal fees and conversion agent fees incurred in tendering of the conversion offer will be charged to paid-in capital as a cost of issuing additional common stock.

         Income Statement - A non-cash charge of $5,576,000 will be recorded as a "Debt Conversion Expense" pursuant to the guidelines of Financial Accounting Standards Board Statement No. 84 "Induced Conversions of Convertible Debt". The calculation of this figure assumes a market price of the common stock at conversion of $.50 per share. Pursuant to the guidelines, this charge is credited to "Paid-In Capital". Also, approximately $843,000 of deferred financing charges incurred during the original issuance of the Notes will be charged to expense as a result of the conversion of the Notes.

         Balance Sheet - Cash will decrease by $125,000 for expenses incurred for the conversion. The asset "Deferred Financing Costs" will be reduced by approximately $843,000. Convertible Debt will be reduced by $6,970,000. The Preferred Stock and Common Stock accounts will be adjusted a nominal amount to reflect the changes in the respective par values of the outstanding securities. The net impact on Stockholder's Equity is estimated to be an increase of $6,000,000 as a result of the conversion.

The Company has received $1,350,000 as a bridge loan, due October 31, 1997, in anticipation of receiving additional financing in the form of preferred stock. While the Company believes that the successful approval of the reverse stock split and significant acceptance of the conversion offer will allow the placement of additional financing to proceed, there can be no assurance that the additional financing transaction can be consummated or the maturity date of the bridge loan can be extended until the financing can be completed.

Additionally, the Company has received correspondence from the Nasdaq Stock Market allowing the Company until November 14, 1997, to demonstrate compliance with minimum stock bid price and minimum net worth requirements for continued listing on the Nasdaq SmallCap Market. While the Company believes the reverse stock split and conversion of debt will allow the Company to achieve technical compliance with the requirements, there can be no assurance that the minimum bid price of the Company's common stock will remain above $1.00 or that officials with the Nasdaq Stock market will accept the Company's plan for continued compliance with the requirements, in which case the Company's stock could be delisted, causing the stock to be traded in the over-the-counter market.


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                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                   CREDIT DEPOT CORPORATION
                                   ------------------------
                                        (Registrant)





Date: October 29, 1997                    /s/ Charles D. Farrahar
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                                              Charles D. Farrahar
                                (Vice President and Chief Financial Officer)